EXHIBIT 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
10% CONVERTIBLE PREFERRED STOCK

OF

AMERICAN POWER GROUP CORPORATION

Pursuant to Section 151
of the General Corporation Law of
the State of Delaware

The undersigned, Charles E. Coppa, hereby certifies that:

I.     He is the duly elected and acting Chief Financial Officer of American Power Group Corporation, a Delaware corporation (the “Corporation”).

II.     That a Certificate of Designation of Preferences, Rights and Limitations of 10% Convertible Preferred Stock of GreenMan Technologies, Inc. was filed with the Secretary of State of the State of Delaware on April 30, 2012 (the “Certificate of Designation”).

III.     That a Certificate of Amendment to the Restated Certificate of Incorporation of GreenMan Technologies, Inc. changing the name of the Corporation to American Power Group Corporation was filed with the Secretary of State of the State of Delaware on August 1, 2012.

IV.    That a Certificate of Designation of Preferences, Rights and Limitations of Series B 10% Convertible Preferred Stock of the Corporation (the “Series B Preferred Stock”) was filed with the Secretary of State of the State of Delaware on November 25, 2014.

V.    That this Certificate of Amendment to the Certificate of Designation amends certain provisions of the Certificate of Designation as set forth below, which amendments were duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware, duly approved by the holders of the Corporation’s 10% Convertible Preferred Stock at a meeting held on October 21, 2015, in accordance with the Certificate of Designation and Section 242 of the General Corporation Law of the State of Delaware and duly approved by the stockholders of the Corporation at a meeting held on October 21, 2015, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

VI.    That the defined term “Exempt Issuance” in Section 1 of the Certificate of Designation is amended in its entirety to read as follows:

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, independent contractors providing services to the Corporation, officers and directors of the Corporation pursuant to any stock or option plan or agreement duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreement along with other securities subsequently issued and sold to the original Holders party to the Purchase Agreement and other investors in an aggregate amount of up to 1,146 shares of Preferred Stock and the warrants issued in connection with the purchase thereof (including the warrants issued to the Placement Agent in connection with the issuance of the Preferred Stock), (ii) up to 275 shares of Series C Convertible Preferred Stock issued or issuable pursuant to the conversion of subordinated contingent convertible promissory notes issued pursuant to the Note Purchase Agreement, the securities issued or issuable upon the conversion or exchange thereof, the warrants issued in connection with the purchase thereof, and all securities issued or issuable upon the exercise or exchange of such warrants, and/or (iii) other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities and (c) securities issued upon the declaration of a dividend on any of the outstanding Preferred Stock, (d) securities issued to a federal or state licensed bank or commercial lending institution as partial consideration for credit facilities or lease financing facilities extended to the Corporation, (e) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (f) any other securities issued or deemed to be issued by the Corporation with the written consent of the holders of at least 67% of the then outstanding Preferred Stock, which consent shall designate such issuance or deemed issuance to be an Exempt Issuance. Notwithstanding anything herein to the contrary, with respect to issuances to independent contractors in clause (a) above and federal or state licensed banks or commercial lending institutions in clause (d) above the aggregate amount of securities issuable as Exempt Issuances shall not exceed $250,000 during any 12-month period, such securities shall be issued as restricted securities and the effective consideration per share of Common Stock or effective exercise or conversion price shall not be less than the then prevailing market price. Additionally, in no event shall an exchange of Common Stock or Common Stock Equivalents for outstanding Indebtedness (i.e., Securities Act Section 3(a)(9) or 3(a)(10) exchange) be deemed an Exempt Issuance. For the avoidance of doubt, the issuance of the Class A Preferred Stock by the Company is not an Exempt issuance.

VII.    That the following defined term is added to Section 1 of the Certificate of Designation:

“Note Purchase Agreement” means the Convertible Note Purchase Agreement, dated as of June 2, 2015, between the Corporation and the holders named therein, as amended, modified or supplemented from time to time in accordance with its terms.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be signed by its Chief Financial Officer this 21st day of October, 2015.

AMERICAN POWER GROUP CORPORATION

By: /s/ Charles E. Coppa
Charles E. Coppa
Chief Financial Officer

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